EXHIBIT 99.1

China Pediatric Pharmaceuticals Reports Third Quarter 2010 Financial Results

XI’AN, China November 24, 2010--(BUSINESS WIRE)--China Pediatric Pharmaceuticals, Inc. (OTC Bulletin Board: CPDU - News) ("China Pediatric Pharmaceuticals" or the "Company"), today announced its financial results for the third quarter ended September 30, 2010. The Company's quarterly report on Form 10-Q was filed with the U.S. Securities Exchange Commission on November 22, 2010.

 “We are very pleased with our third quarter results. Our sales and profit increased significantly, and we expect to continue increasing sales by expanding our market reach and strengthening our brand recognition. Our product lines are becoming increasingly visible in pharmacies throughout many regions in China,” stated Mr. Jun Xia, Chairman and Chief Executive Officer of China Pediatric Pharmaceuticals.

Third Quarter 2010 Highlights

Net sales increased by $3,002,538, or 72%, year-over-year, to $7,182,906. Within these, net sales from Cooer Series reached approximately $5.8 million.

Gross profit increased by $1,639,370, or 63%, year-over-year, to $4,229,885.

Net income increased by $109,553, or 11%, year-over-year, to $1,107,146.

Non-GAAP net income increased by $849,553 or a 85% year-over-year increase to $1,847,146 after adjusting for the non-cash share-based derivative expense of approximately $740,000.

Earnings per share in the 3 months ended September 30, 2010 decreased by $0.01, or 8% year-over-year, to $0.11.

Non-GAAP earnings per share increased by $0.06, or 5% year-over-year, to $0.18.

Financial Review for Third Quarter Ended September 30, 2010

During the three and nine months ended September 30, 2010, total net sales increased by approximately $3 million or 72% and $9.1 million or 80%, respectively, compared to the comparable periods in 2009.

A significant portion of the increase in sales is derived from an increase in sales for the "Cooer" Series by $2.6 million or 80% and $8.7 million or 104% in the three and nine months ended September 30, 2010, respectively.  This was mainly due to the increase in sales volume as demand from customers increased as well as a result of the intensive promotion in 2010.

Gross profit increased about $1.6 million or 63% and $5 million or 72% in the three and nine months ended September 30, 2010, respectively, compared to the same periods of 2009.  The increase in gross profit was due primarily to the increase in net sales of "Cooer" Series that was achieved through an expansion of the customer base, as mentioned above. The overall gross profit margin decreased 3%and 2% in the three and nine months ended September 30, 2010, respectively, compared to the comparable periods in 2009.

For the three months ended September 30, 2010, the slight decrease in overall gross profit margin was primarily due to the increase in cost of sales offset against a slight increase in the sales price of finished goods.  Cost of sales increased mainly due to the increase in average unit cost of finished goods, as direct labor costs increased following the increase in statutory minimum wages in the PRC.  The slight increase in sales prices of finished goods were due to inflation and increase in cost of sales.

As a result of GMP inspection, production was temporarily suspended in the first quarter of 2010 and as a result we experienced a surplus in raw materials on hand for production. To adjust for this, the Company sold all the surplus raw materials with carrying value amounting to US$645,682 (i.e. at cost US$1,136,898 net of impairment brought forward US$491,216) included in “Others” back to its suppliers at US$982,894 (i.e. at a discount around 86% of the original costs US$1,136,898).  Consequently, the overall gross profit ratio slightly decreased for the first nine months of 2010 compared with the same period in 2009.

As a result of the above, in the three months ended September 30, 2010, net income in the three  months ended September 30, 2010, increased by $109,553, or11%, year-over-year to $1,107,146, and earnings per share decreased by $0.01, or 8%, to $0.11, year-over-year.

Non-GAAP net income for the third quarter of FY2010 was $1,847,146, an approximately 85% increase from non-GAAP net income of $997,593 for the same quarter in FY2009. Non-GAAP net income for the third quarter of FY2010 was derived after adjusting for the aforementioned non-cash share-based Derivative expense of approximately $740,000, as a result of stock options granted to the shell shareholders together with the RTO. Non-GAAP earnings for the quarter ended September 30, 2010, were $0.18 per diluted share, compared to $0.12 per diluted share, for the quarter ended September 30, 2009. Please see the table below for a reconciliation of GAAP financial information to non-GAAP financial information.

GAAP to Non-GAAP Reconciliation Table (unaudited) (in U.S. Dollars)

	Three Months Ended September 30
	2010	2009
GAAP - Net income	$1,107,146	$997,593
Add back / (Subtract):	740,000
Non-cash Stock Based Compensation	740,000	-
Non-GAAP Net Income	$1,847,146	$997,593

GAAP Earnings (loss) per share (diluted)	$0.11	$0.12
Non-GAAP Earnings per share (diluted)	$0.18	$0.12

In the nine months ended September 30, 2010, the net income increased by $1,210,899 or 47% to $3,794,291, year-over-year, and earnings per share increased by $0.09 or 29% to $0.40, year-over-year.
Non-GAAP net income for the nine months ended September 30, 2010, was $5,055,541, increased by $2,472,149 or an approximately 96% increase from non-GAAP net income of $2,583,392 for the same period in 2009. Non-GAAP net income for the third quarter of FY2010 was derived after adjusting for the aforementioned non-cash share-based derivative expense of $1,261,250, as a result of stock options granted to the shell shareholders together with the RTO. Non-GAAP earnings for the nine months ended September 30, 2010, were $0.54 per diluted share, compared to $0.31 per diluted share, for the quarter ended September 30, 2009. Please see the table below for a reconciliation of GAAP financial information to non-GAAP financial information.

GAAP to Non-GAAP Reconciliation Table (unaudited) (in U.S. Dollars)

	Nine Months Ended September 30
	2010	2009
GAAP - Net income	$3,794,291	$2,583,392
Add back / (Subtract):	1,261,250
Non-cash Stock Based Compensation	1,261,250	-
Non-GAAP Net Income	$5,055,541	$2,583,392

GAAP Earnings (loss) per share (diluted)	$0.40	$0.31
Non-GAAP Earnings per share (diluted)	$0.54	$0.31

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three months and nine months ended September 30, 2010 and 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash charges share-based derivative expense related to the stock options granted to the shell shareholders together with the RTO. The Company's management believes that these non-GAAP measures, namely non-GAAP net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About China Pediatric Pharmaceuticals, Inc.

China Pediatric Pharmaceuticals, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus. The Company’s manufacturing facility located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers. For the nine months ended September 30, 2010，Revenue was $20,400,566 and Net Income was $3,794,291 or $0.40 per share. As at September 30, 2010, Shareholders’ Equity was $15,385,239 and Total Assets were $27,254,954. For more information see our website at www.chinapediatricpharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:

China Pediatric Pharmaceuticals, Inc.

Mr. Jun Xia, Chief Executive Officer

Mr. Minggang Xiao, Chief Financial Officer

Ms. Angel Feng, Vice President, Corporate Affairs

9th Floor, No. 29 Nanxin Street, Xi’an, Shaanxi Province, P.R.C., 710004

Phone: 86-29-8727-1818

E-mail: ir@chinapediatricpharma.com

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